Tidal Trust II N-14/A

Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers”, “Financial Highlights Summary”, and “Financial Highlights” in the Combined Information Statement and Prospectus included in this Registration Statement (Form N-14) of the Tidal Trust II.

We also consent to the references to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and “Financial Statements” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated December 29, 2023, each included in Post-Effective Amendment No. 146 to the Registration Statement Form N-1A (File No. 811-22895) of Capitol Series Trust, filed with the Securities and Exchange Commission, and each incorporated by reference into the Combined Information Statement and Prospectus included in this Registration Statement.

We also consent to the incorporation by reference of our report dated October 27, 2023, with respect to the financial statements and financial highlights of Clockwise Core Equity & Innovation ETF (one of the funds constituting Capitol Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

Cincinnati, Ohio

June 6, 2024